EX-99.h4

                                    AMENDMENT
                                       TO
                            ADMINISTRATION AGREEMENT
                                     BETWEEN
                              JNL VARIABLE FUND LLC
                                       AND
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC



     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company ("Administrator"), and JNL VARIABLE FUND LLC, a Delaware limited liability company ("JNL Variable Fund").

     WHEREAS, the Administrator and the JNL Variable Fund entered into an Administration Agreement dated as of January 31, 2001 ("Agreement"), whereby the Administrator agreed to provide certain administrative services to the investment portfolios of the JNL Variable Fund LLC (each a "Fund"); and

     WHEREAS, pursuant to the Agreement, each Fund agreed to pay the Administrator for the services provided and the expenses assumed by each Fund as set forth in Schedule B to the Agreement, and the Administrator agreed to accept such fee as full compensation under the Agreement for such services and expenses which included charges for services and expenses of the Managers; and

     WHEREAS, the Managers of the JNL Variable Fund have resolved to exclude from the Administration Agreement the compensation and expenses of the disinterested Managers (as defined in the Investment Company Act of 1940, as amended), effective as of May 16, 2002.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, effective as of May 16, 2002, as follows:

1. Sub-section 2.1.8 of the Administration Agreement is hereby deleted in its entirety.


2. Section 2.2 of the Administration Agreement is hereby amended by replacing the period at the end of subsection 2.2.7 with a semi colon, and by adding to the end of Section 2.2 a new Sub-section 2.2.8 which shall read:


          "2.2.8 Managers' Fees and Expenses. All compensation of Managers, all expenses incurred in connection with such Managers' services as Managers, and all other expenses of meetings of the Managers or committees thereof."


3.   Schedule B is hereby amended by replacing Schedule B with the following:


          Series                                                          Fee

     First Trust/JNL The DowSM Target 5 Fund                              .15%
     First Trust/JNL The DowSM Target 10 Fund                             .15%
     First Trust/JNL The S&P(R)Target 10 Fund                             .15%
     First Trust/JNL Global Target 15 Fund                                .20%
     First Trust/JNL Target 25 Fund                                       .15%
     First Trust/JNL Target Small Cap Fund                                .15%
     First Trust/JNL Technology Sector Fund                               .15%
     First Trust/JNL Pharmaceutical/Healthcare Sector Fund                .15%
     First Trust/JNL Financial Sector Fund                                .15%
     First Trust/JNL Energy Sector Fund                                   .15%
     First Trust/JNL Leading Brands Sector Fund                           .15%
     First Trust/JNL Communications Sector Fund                           .15%


     IN WITNESS WHEREOF, the Administrator and the JNL Variable Fund have caused this Amendment to be executed as of this 16th day of May, 2002.

JACKSON NATIONAL ASSET              JNL VARIABLE FUND LLC
MANAGEMENT, LLC


By:   /s/ Mark D. Nerud              By:  /s/ Andrew B. Hopping
     -------------------------------     --------------------------------------

Name:   Mark D. Nerud                Name: Andrew B. Hopping
        ----------------------------       ------------------------------------

Title:   Chief Financial Officer     Title: President
        ----------------------------        -----------------------------------